Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD FIRST QUARTER RESULTS
AND AFFIRMS 2015 EARNINGS GUIDANCE RANGE

______________________

COVINGTON, LA. (April 23, 2015) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the first quarter of 2015.

“We are pleased to have kicked off 2015 with such solid first quarter results. Our performance is a positive reflection on both market conditions and our strong position within our industry. Both our strength and our value proposition are unique, given the investments that we have made over the course of many years, most notably in inventory and related systems that enable us to have what our customers need, when and where they need it. This allows us to help our customers succeed, because the greater our ability to serve them, the better they can serve their customers,” said Manuel Perez de la Mesa, President and CEO.

Net sales for the first quarter of 2015 increased 11% to a record $450.4 million compared to $406.3 million in the first quarter of 2014, with base business sales up 10% for the period. Sales growth was driven primarily by increased sales of discretionary replacement and remodel products, particularly building materials and equipment. Consumers continue to invest in their outdoor living spaces, which often include pool and deck refurbishment and more energy-efficient equipment. Similar to 2014, our 2015 customer early buy purchases caused some second quarter sales to shift into the first quarter and accounted for approximately 3% of our first quarter 2015 sales growth. Warmer-than-normal weather in our year-round markets positively impacted pool maintenance sales, but the currency translation impact of the stronger U.S. dollar on our international sales essentially offset this benefit.

Gross profit for the first quarter of 2015 increased 9% to a record $124.8 million from $114.1 million in the same period of 2014. Gross profit as a percentage of net sales (gross margin) declined 40 basis points to 27.7% in the first quarter of 2015. Although a positive impact on our sales, the increase in customer early buy purchases negatively impacted first quarter gross margin, as they are primarily comprised of lower margin discretionary products. Excluding this impact, gross margin was essentially flat compared to the first quarter of last year.

Selling and administrative expenses (operating expenses) increased 4% to $109.2 million in the first quarter of 2015 compared to the first quarter of 2014, with base business operating expenses up 1% for the period. The stronger U.S. dollar relative to foreign currencies favorably impacted our operating expenses by approximately 2%.

Operating income for the quarter increased 80% to a record $15.6 million compared to the same period in 2014. Operating income as a percentage of net sales (operating margin) was 3.5% for the first quarter of 2015 compared to 2.1% in the first quarter of 2014.

Net income attributable to Pool Corporation increased 101% to a record $8.4 million in the first quarter of 2015, compared to $4.2 million for the first quarter of 2014. Earnings per share was a record $0.19 per diluted share for the three months ended March 31, 2015 versus $0.09 per diluted share for the comparable period in 2014.

On the balance sheet, total net receivables and net inventory levels increased 13% and 6%, respectively, compared to March 31, 2014. The increase in our net receivables primarily reflects our sales growth as well as one additional billing day in March this year versus last year. Total debt outstanding at March 31, 2015 was $394.6 million, up 22% compared to March 31, 2014.

Cash used in operations was $57.7 million for the first three months of 2015 compared to $37.3 million for the first three months of 2014. The increase in cash used is primarily related to our accounts receivable growth as well as timing differences in our accounts payable cycle. Adjusted EBITDA (as defined in the addendum to this release) was $21.6 million for the first quarter of 2015 compared to $14.3 million for the first quarter of 2014.

“As we head into our seasonally important second quarter, we remain committed to helping our customers grow and succeed. We believe there are significant opportunities available to us as we strive to provide exceptional value to our customers and suppliers. We affirm our 2015 annual earnings guidance of $2.72 to $2.87 per diluted share. With all of the factors in place, we are ready for another successful year in 2015,” said Perez de la Mesa.

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 330 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014

Net sales	$450,430	$406,344
Cost of sales	325,629	292,244
Gross profit	124,801	114,100
Percent	27.7%	28.1%

Selling and administrative expenses	109,202	105,454
Operating income	15,599	8,646
Percent	3.5%	2.1%

Interest expense, net	1,995	1,933
Income before income taxes and equity earnings	13,604	6,713
Provision for income taxes	5,292	2,604
Equity earnings in unconsolidated investments	121	79
Net income	$8,433	$4,188
Less: net income attributable to noncontrolling interest	(14)	—
Net income attributable to Pool Corporation	$8,419	$4,188

Earnings per share:
Basic	$0.19	$0.09
Diluted	$0.19	$0.09
Weighted average shares outstanding:
Basic	43,601	45,178
Diluted	44,756	46,375

Cash dividends declared per common share	$0.22	$0.19

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2015	2014	$	%

Assets
Current assets:
Cash and cash equivalents	$5,048	$7,257	$(2,209)	(30)%
Receivables, net	56,117	47,694	8,423	18
Receivables pledged under receivables facility	182,610	163,413	19,197	12
Product inventories, net	559,260	527,304	31,956	6
Prepaid expenses and other current assets	11,066	9,944	1,122	11
Deferred income taxes	3,091	5,427	(2,336)	(43)
Total current assets	817,192	761,039	56,153	7

Property and equipment, net	62,509	55,212	7,297	13
Goodwill	172,335	173,554	(1,219)	(1)
Other intangible assets, net	11,735	10,991	744	7
Equity interest investments	1,345	1,272	73	6
Other assets, net	19,298	11,132	8,166	73
Total assets	$1,084,414	$1,013,200	$71,214	7%

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Accounts payable	$375,995	$370,002	$5,993	2%
Accrued expenses and other current liabilities	32,188	28,069	4,119	15
Current portion of long-term debt and other long-term liabilities	—	4	(4)	(100)
Total current liabilities	408,183	398,075	10,108	3

Deferred income taxes	23,918	19,747	4,171	21
Long-term debt	394,559	324,226	70,333	22
Other long-term liabilities	13,354	9,474	3,880	41
Total liabilities	840,014	751,522	88,492	12
Redeemable noncontrolling interest	2,911	—	2,911	100
Total stockholders’ equity	241,489	261,678	(20,189)	(8)
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,084,414	$1,013,200	$71,214	7%
__________________

1.	The allowance for doubtful accounts was $4.1 million at March 31, 2015 and $4.8 million at March 31, 2014.

2.	The inventory reserve was $7.2 million at March 31, 2015 and $7.8 million at March 31, 2014.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2015	2014	Change
Operating activities
Net income	$8,433	$4,188	$4,245
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,711	3,434	277
Amortization	278	328	(50)
Share-based compensation	2,171	2,058	113
Excess tax benefits from share-based compensation	(3,738)	(1,487)	(2,251)
Equity earnings in unconsolidated investments	(121)	(79)	(42)
Other	2,107	1,851	256
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(98,163)	(85,018)	(13,145)
Product inventories	(93,133)	(97,032)	3,899
Prepaid expenses and other assets	64	(1,197)	1,261
Accounts payable	138,792	154,675	(15,883)
Accrued expenses and other current liabilities	(18,054)	(19,066)	1,012
Net cash used in operating activities	(57,653)	(37,345)	(20,308)

Investing activities
Acquisition of businesses, net of cash acquired	(319)	(4,512)	4,193
Purchase of property and equipment, net of sale proceeds	(8,797)	(5,870)	(2,927)
Payments to fund credit agreement	(5,350)	—	(5,350)
Other investments, net	(57)	49	(106)
Net cash used in investing activities	(14,523)	(10,333)	(4,190)

Financing activities
Proceeds from revolving line of credit	217,207	184,988	32,219
Payments on revolving line of credit	(188,457)	(163,549)	(24,908)
Proceeds from asset-backed financing	62,500	66,569	(4,069)
Payments on asset-backed financing	(16,000)	(10,200)	(5,800)
Proceeds from long-term debt and other long-term liabilities	680	—	680
Payments on long-term debt and other long-term liabilities	(2,209)	—	(2,209)
Excess tax benefits from share-based compensation	3,738	1,487	2,251
Proceeds from stock issued under share-based compensation plans	6,229	5,231	998
Payments of cash dividends	(9,607)	(8,569)	(1,038)
Purchases of treasury stock	(8,393)	(28,168)	19,775
Net cash provided by financing activities	65,688	47,789	17,899
Effect of exchange rate changes on cash and cash equivalents	(3,294)	(860)	(2,434)
Change in cash and cash equivalents	(9,782)	(749)	(9,033)
Cash and cash equivalents at beginning of period	14,830	8,006	6,824
Cash and cash equivalents at end of period	$5,048	$7,257	$(2,209)

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2015	2014	2015	2014	2015	2014
Net sales	$444,853	$406,007	$5,577	$337	$450,430	$406,344

Gross profit	122,634	113,966	2,167	134	124,801	114,100
Gross margin	27.6%	28.1%	38.9%	39.8%	27.7%	28.1%

Operating expenses	106,630	105,311	2,572	143	109,202	105,454
Expenses as a % of net sales	24.0%	25.9%	46.1%	42.4%	24.2%	26.0%

Operating income (loss)	16,004	8,655	(405)	(9)	15,599	8,646
Operating margin	3.6%	2.1%	(7.3)%	(2.7)%	3.5%	2.1%
We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
St. Louis Hardscape Material & Supply, LLC (1) (2)	December 2014	1	January - March 2015
Pool Systems Pty. Ltd.	July 2014	3	January - March 2015
DFW Stone Supply, LLC (1)	March 2014	2	January - March 2015 and March 2014
Atlantic Chemical & Aquatics Inc. (1)	February 2014	2	January - March 2015 and February - March 2014

(1)	We acquired certain distribution assets of each of these companies.

(2)
We completed this acquisition on December 31, 2014. This sales center is included in our sales center count beginning in January 2015, as shown in the table below which summarizes the changes in our sales centers during 2015.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales centers in the first three months months of 2015. Please see footnote 2 to the acquisition table presented above for further information about our acquired locations.

December 31, 2014	328
Acquired	1
New locations	1
Consolidated locations	—
March 31, 2015	330

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2015	2014
Net income	$8,433	$4,188
Add:
Interest expense (1)	1,995	1,933
Provision for income taxes	5,292	2,604
Share-based compensation	2,171	2,058
Equity earnings in unconsolidated investments	(121)	(79)
Depreciation	3,711	3,434
Amortization (2)	121	195
Adjusted EBITDA	$21,602	$14,333

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)	Excludes amortization of deferred financing costs of $157 and $133 for the three months ended March 31, 2015 and March 31, 2014, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash used in operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2015	2014
Adjusted EBITDA	$21,602	$14,333
Add:
Interest expense, net of interest income	(1,838)	(1,800)
Provision for income taxes	(5,292)	(2,604)
Excess tax benefits from share-based compensation	(3,738)	(1,487)
Other	2,107	1,851
Change in operating assets and liabilities	(70,494)	(47,638)
Net cash used in operating activities	$(57,653)	$(37,345)